NINTH AMENDMENT TO STANDARD INDUSTRIAL NET LEASE

THIS NINTH AMENDMENT TO STANDARD INDUSTRIAL NET LEASE (this

“Amendment”) is entered into as of this 28th day of July, 2021, by and between BMR-COAST 9 LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to JBC Sorrento West, LLC (“Original Landlord”)), and CARDIFF ONCOLOGY, INC., a Delaware corporation (“Tenant,” formerly known as Trovagene, Inc., as successor-by-merger to Xenomics, Inc. (“Original Tenant”)).

RECITALS

A.
WHEREAS, Original Landlord and Original Tenant entered into that certain Standard Industrial Net Lease dated as of October 28, 2009 (“Original Lease”), as amended by that certain First Amendment to Standard Industrial Net Lease dated as of September 28, 2011, that certain Second Amendment to Standard Industrial Net Lease dated as of December 27, 2011, that certain Third Amendment to Standard Industrial Net Lease dated as of October 22, 2012; that certain Fourth Amendment to Standard Industrial Net Lease dated as of December 2, 2013, that certain Fifth Amendment to Standard Industrial Net Lease dated as of May 14, 2014 (“Fifth Amendment”), that certain Sixth Amendment to Standard Industrial Net Lease dated as of June 11, 2015 (“Sixth Amendment”), that certain Seventh Amendment to Standard Industrial Net Lease dated as of April 4, 2016 (the “Seventh Amendment”) and that certain Eighth Amendment to Standard Industrial Net Lease dated as of December 2, 2016 (the “Eighth Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 11055 Flintkote Avenue in San Diego, California (the “11055 Building”) and 11120 Roselle Street in San Diego, California (the “11120 Building”);
B.
WHEREAS, pursuant to that certain Sublease Agreement dated as of July 9, 2018 by and between Original Tenant as sublandlord, and Epignomics, Inc., a Washington corporation, as subtenant (the “Subtenant”), as amended by that certain First Amendment to Sublease Agreement dated as of May 31, 2019 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Sublease Agreement”), Subtenant subleases Suite A, Suite B and Suite C of the 11055 Building from Tenant, consisting of approximately 8,303 square feet (the “Sublease Premises”);
C.
WHEREAS, Landlord and Tenant desire to extend the Term of the Existing Lease solely with respect to approximately 12,281 square feet of the Premises located in Suite C and D of the 11055 Building (the “11055 C/D Premises”) as shown on Exhibit A attached hereto in accordance with the following provisions;
D.
WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

BioMed Realty form dated 3/27/15

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.
Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment. From and after the 11055 C/D Extended Term (as defined below), the term “Premises” as used in the Lease, shall mean and refer to the 11055 C/D Premises and shall exclude the Surrender Premises (as defined below).
2.
11055 C/D Extended Term. The term Expiration Date with respect to the 11055 C/D Premises is hereby amended to be February 28, 2027 (the “11055 C/D Expiration Date”). The period from January 1, 2022 to the 11055 C/D Expiration Date shall be referred to as the “11055 C/D Extended Term.” For the avoidance of doubt, the 11055 C/D Extended Term shall apply solely to the 11055 C/D Premises, and on December 31, 2021 (the “Existing Expiration Date”), the Lease shall expire pursuant to its the terms with respect to (i) the 11120 Building consisting of approximately 8,252 square feet of Rentable Area (the “11120 Surrender Premises”); and (ii) Suites A and B of the 11055 Building consisting of approximately 5,563 square feet of Rentable Area (the “11055 A/B Surrender Premises”) (collectively, the “Surrender Premises”) as shown on Exhibit B attached hereto.
3.
Surrender Premises. Notwithstanding anything to the contrary in the Existing Lease or this Amendment, upon the Existing Expiration Date, Tenant shall surrender the Surrender Premises to Landlord in broom clean condition and otherwise in the condition required under the Lease. On or before the Existing Expiration Date, Tenant shall deliver to Landlord with respect to the 11055 A/B Surrender Premises (a) a facility decommissioning and hazardous materials closure plan (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, complying with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards), which Exit Survey must be reasonably acceptable to Landlord; and (b) written evidence of all appropriate governmental releases obtained by Tenant or Subtenant in accordance with applicable laws, including laws pertaining to the surrender of the 11055 A/B Surrender Premises (collectively, the “Exit Requirements”). Tenant shall require the Subtenant to comply with Section 3(e) of the Sublease Agreement, and may provide evidence of same to Landlord in compliance with the Exit Requirements; provided, however, that Tenant shall remain liable and responsible for the full performance of the Exit Requirements as set forth herein. The acceptance of the Exit Requirements by Landlord from Subtenant or from any other person shall not be deemed a waiver by Landlord of the provisions herein. In addition, Tenant agrees to remain responsible after the surrender of the 11055 A/B Surrender Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey for which Tenant is responsible pursuant to the terms of the Lease and compliance with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section 3 shall survive the expiration or earlier termination of the Lease. Tenant acknowledges that Landlord intends to lease the 11055 A/B Surrender Premises to Subtenant (the “Epigenomics Transaction”), and Tenant hereby irrevocably and unconditionally waives, with respect to the Epigenomics Transaction, any rights pursuant to Article 8 of the 6th Amendment to: (a) receive a Notice of Offer; and (b) exercise the 11055 ROFR.

4.
Tenant’s Pro Rata Share. Commencing as of the first day of the 11055 C/D Extended Term (the “11055 C/D Extended Term Commencement Date”), the chart in Section 2.5 of the Seventh Amendment shall be deleted in its entirety and replaced with the following chart:

Definition or Provision	Means the Following
Approximate Rentable Area of Premises	12,281 square feet
Approximate Rentable Area of 11055 Building	20,563 square feet
Approximate Rentable Area of Project	162,074 square feet
Tenant’s Pro Rata Share of 11055 Building	59.72%
Tenant’s Pro Rata Share of Project*	7.58%

*For purposes of clarity, the term “Project” as used in the Lease shall have the same meaning as Center.

5.
Minimum Monthly Rent. Commencing as of the 11055 C/D Extended Term Commencement Date, Tenant will pay Minimum Monthly Rent for the Premises in accordance with the following (as subject to increases pursuant to Section 6 below):

Dates	Rentable Square Footage	Minimum Monthly Rent Rate per Square Foot of Rentable Area	Minimum Monthly Rent*
Month 1 – 12	12,281	$4.45	$54,650.45

For the avoidance of doubt, Tenant shall continue to pay Additional Rent during the 11055 C/D Extended Term as set forth in the Existing Lease.

During the 11055 C/D Extended Term, Minimum Monthly Rent shall be adjusted in accordance with Section 10(a) based upon the amount of 11055 C/D ATIA (as hereinafter defined) disbursed by Landlord. By way of example, if the full amount of 11055 C/D ATIA is disbursed by Landlord in accordance with Section 10(a), then the increase to Minimum Monthly Rent provided thereunder will be as follows (as subject to increases pursuant to Section 6 below):

Dates	Rentable Square Footage	Minimum Monthly Rent Rate per Square Foot of Rentable Area	Minimum Monthly Rent
Month 1 - 12	12,281	*calculated per Section 10(b)	$4,849.59
6.
Minimum Monthly Rent Adjustments. Notwithstanding anything in the Existing Lease to the contrary, during the 11055 C/D Extended Term, Minimum Monthly Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Minimum Monthly Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the 11055 C/D Extended Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary throughout the 11055 C/D Extended Term.
7.
Minimum Monthly Rent Abatement. Provided that Tenant is not then in default of the Lease (beyond any applicable notice or cure period), then during the second (2nd) and third (3rd) months of the 11055 C/D Extended Term (the “11055 C/D Minimum Monthly Rent Abatement Period”), Tenant shall not be obligated to pay any Minimum Monthly Rent otherwise attributable to the Premises (the “11055 C/D Minimum Monthly Rent Abatement”), except that Tenant shall be obligated to pay that portion of the Minimum Monthly Rent attributed to 11055 C/D ATIA (as defined below). Tenant acknowledges and agrees that the 11055 C/D Minimum Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease (or casualty or condemnation event which shall be governed pursuant to the terms of the Lease), then Tenant’s right to receive the 11055 C/D Minimum Monthly Rent Abatement for the 11055 C/D Minimum Monthly Rent Abatement Period shall automatically terminate as of the date of such default and Tenant shall immediately be obligated to begin paying Minimum Monthly Rent for the Premises in full. The 11055 C/D Minimum Monthly Rent Abatement shall be personal to the Cardiff Oncology Inc. and shall only apply to the extent that the Cardiff Oncology Inc. (and not any assignee, or any sublessee or other transferee of Cardiff Oncology Inc.’s interest in this Lease, other than pursuant to a permitted Transfer under Section 18 of the Original Lease) is the Tenant under this Lease during the 11055 C/D Minimum Monthly Rent Abatement Period. Nothing in this Section shall work to abate or reduce Tenant’s obligations under the Lease with respect to 11055 C/D ATIA and Additional Rent including (without limitation) Tenant’s Share of Operating Costs and the Property Management Fee. For the avoidance of doubt, during the 11055 C/D Minimum Monthly Rent Abatement Period, the Property Management Fee shall be calculated as if Tenant were paying Minimum Monthly Rent in the full amount required pursuant to this Lease had the 11055 C/D Minimum Monthly Rent Abatement Period not been in effect.

8.
Security Deposit. From and after the 11055 C/D Extended Term Commencement Date, the required Security Deposit under the Lease with respect to the 11055 C/D Premises shall be Sixty-Three Thousand Three Hundred and Sixty-Nine Dollars and 96/100 ($63,369.96), subject to adjustment per the terms of the Lease. Landlord hereby agrees that any excess amounts currently being held by Landlord pursuant to the Lease shall be returned to Tenant in accordance with the terms of the Lease.
9.
Condition of 11055 C/D Premises; Construction. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the 11055 C/D Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to accept the same in its condition “as is” as of the date hereof, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the 11055 C/D Premises for Tenant’s continued occupancy for the 11055 C/D Extended Term or to pay for any improvements to the 11055 C/D Premises, except as may be expressly provided in this Amendment. The 11055 C/D Premises have not undergone inspection by a Certified Access Specialist. Tenant acknowledges that Landlord will be completing the 11055 C/D Tenant Improvements (as defined below) pursuant to Section 10 hereof during Tenant’s occupancy of the 11055 C/D Premises. Tenant understands and agrees that in order to perform the 11055 C/D Tenant Improvements, certain work must be performed within the Premises during Tenant’s occupancy of the Premises for the Permitted Use, and therefore, significant cooperation of, and coordination with, Tenant will be required and Tenant shall cooperate with Landlord, as requested by Landlord, during the performance of the 11055 C/D Tenant Improvements. Upon the earlier of (a) Landlord’s receipt of a “Notice to Proceed” from Tenant; or (b) the 11055 C/D Extended Term Commencement Date (the “11055 C/D Tenant Improvements Commencement Date”), Tenant, upon request from Landlord, shall permit Landlord and its employees, contractors and representatives to enter the Premises at any time (including during business hours) for the purpose of performing the 11055 C/D Tenant Improvements, and Tenant shall indemnify Landlord for additional costs incurred by Landlord in the event Tenant breaches such obligations. Tenant shall, at its sole cost and expense, be responsible for, and assumes all risk of, moving and/or protecting any of Tenant’s property within the Premises in connection with the performance of the 11055 C/D Tenant Improvements, and Landlord shall not be liable for, and Tenant assumes all risk of, injury, loss or damage, including death, from any and all known and unknown causes arising from, or in connection with , the 11055 C/D Tenant Improvements, including any loss or damage to personal property or scientific research, including loss of records kept by Tenant or any subtenant of Tenant within the Premise (in each case, regardless of whether such damages are foreseeable). In no event shall Landlord’s construction of the 11055 C/D Tenant Improvements

(a) cause Minimum Monthly Rent to abate under the Lease, (b) give rise to any claim by Tenant or any subtenant of Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant. Notwithstanding the foregoing, upon the 11055 C/D Tenant Improvement Commencement Date, Landlord shall use commercially reasonable efforts to (i) diligently pursue such 11055 C/D Tenant Improvements to completion in a good and workmanlike manner; and (ii) minimize interference with Tenant’s use and occupancy of the 11055 C/D Premises.

10.
11055 C/D Remaining Premises Tenant Improvements.
a.
Landlord shall cause the work (the “11055 C/D Tenant Improvements”) required of Landlord described in the work letter attached hereto as Exhibit C (the “11055 C/D Work

Letter”) to be constructed in the 11055 C/D Premises at a cost to Landlord not to exceed (a) Three Hundred Seven Thousand and Twenty-Five Dollars ($307,025) (based upon Twenty-Five Dollars ($25.00) per square foot of Rentable Area (the “11055 C/D Base TI Allowance”) plus (b) if properly requested by Tenant pursuant to this Section, Two Hundred Forty-Five Thousand Six Hundred and Twenty Dollars ($245,620.00) (based upon Twenty Dollars ($20.00) per square foot of Rentable Area (the “11055 C/D ATIA”), for a total of Five Hundred Fifty-Two Thousand Six Hundred and Forty-Five Dollars ($552,645.00) (based upon Forty-Five Dollars ($45.00) per square foot of Rentable Area). The 11055 C/D Base TI Allowance, together with the 11055 C/D ATIA (if properly requested by Tenant pursuant to this Article), shall be referred to herein as the “11055 C/D TI Allowance.” The 11055 C/D TI Allowance may be applied to the costs of (m) construction, (n) project management by Landlord (which fee shall equal Three percent (3%) of the cost of the 11055 C/D Tenant Improvements, including the 11055 C/D Base TI Allowance and, if used by Tenant, the 11055 C/D ATIA), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant,

(p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the 11055 C/D Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the 11055 C/D TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

b.
Landlord shall not have any obligation to fund any unused portion of the 11055 C/D Remaining Premises TI Allowance accruing after December 31, 2022 (the “11055 C/D TI Deadline”), as extended on a day-for-day basis by delays caused solely by Force Majeure or the acts or omissions of Landlord and/or its agents, after which date Landlord’s obligation to fund any such costs shall expire. Minimum Monthly Rent shall be increased to include the amount of the 11055 C/D ATIA disbursed by Landlord in accordance with this Lease amortized over the 11055 C/D Extended Term at a rate of eight percent (8%) annually. The amount by which Minimum Monthly Rent shall be increased shall be determined (and Minimum Monthly Rent shall be increased accordingly) as of the 11055 C/D Extended Term Commencement Date and, if such determination does not reflect use by Tenant of all of the 11055 C/D ATIA, shall be determined again as of the 11055 C/D TI Deadline, with Tenant paying (on the next succeeding day that Monthly Minimum Rent is due under this Lease (the “11055 C/D TI True-Up Date”)) any underpayment of the further adjusted Monthly Minimum Rent for the period beginning on the 11055 C/D Extended Term Commencement Date and ending on the 11055 C/D TI True-Up Date. The initial Minimum Monthly Rent during the 11055 C/D Extended Term, as adjusted to reflect the disbursement of the 11055 C/D ATIA in accordance with this Section, shall be subject to further annual adjustments as set forth in Section 6 hereof.
c.
In no event shall any unused 11055 C/D TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

11.
Parking. During the 11055 C/D Extended Term, Tenant shall have the right to use a total of 2.85 unreserved parking spaces in the parking facility servicing the Project for every 1,000 square feet of Rentable Area in the 11055 C/D Premises. Tenant’s rental and use of such parking spaces shall be in accordance with and subject to, all provisions of Section 11.6 of the Original Lease.
12.
Broker. Tenant represents and warrants that Tenant has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment other than Kidder Mathews (“Broker”), and that Tenant knows of no other real estate broker or agent that is or might be entitled to a commission in connection with the Lease. Landlord shall compensate Broker in relation to the Lease pursuant to a separate agreement between Landlord and Broker. Tenant agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord’s Related Entities for, from and against any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.
13.
No Default. Landlord and Tenant represent, warrant and covenant that, to the best of their knowledge, neither party is in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
14.
Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

CARDIFF, INC.

11055 Flintkote Avenue San Diego, CA 92121 Attn: Vicki Kelemen

Email: VKelemen@cardiffoncology.com

Landlord confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Landlord pursuant to the Lease should be sent to:

BMR-COAST 9 LP

4570 Executive Drive, Suite 400 San Diego, CA 92121

Attn: Legal Review

Email: legalreview@biomedrealty.com

15.
Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

16.
Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
17.
Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
18.
Authority. Each of the parties guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
19.
Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-COAST 9 LP,

a Delaware limited partnership

By: /s/ Kevin Simonsen

Name: Kevin Simonsen

Title: EVP, General Counsel & Secretary

TENANT:

CARDIFF ONCOLOGY, INC.,

a Delaware corporation

By: /s/ Mark Erlander

Name: Mark Erlander

Title: CEO

EXHIBIT A 11055 C/D PREMISES

[See attached]

EXHIBIT A 11055 C/D PREMISES

- 11055 C/D Premises

EXHIBIT B SURRENDER PREMISES

[See attached]

EXHIBIT B SURRENDER PREMISES

- Surrender Premises

EXHIBIT C WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 28th day of July, 2021, by and between BMR-COAST 9 LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to JBC Sorrento West, LLC (“Original Landlord”)), and CARDIFF ONCOLOGY, INC., a Delaware corporation (“Tenant,” formerly known as Trovagene, Inc., as successor-by-merger to Xenomics, Inc. (“Original Tenant”)), and is attached to and made a part of that certain Lease dated as of October 28, 2009 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 11055 Flintkote Avenue in San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.
General Requirements.
1.1.
Authorized Representatives.
(a)
Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Chris Burrus as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)
Tenant designates Vicki Kelemen (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2.
Schedule. The schedule for design and development of the 11055 C/D Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord (the “Schedule”). The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Work Letter.
1.3.
Landlord’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the 11055 C/D Tenant Improvements shall be selected by Landlord but otherwise subject to the terms and conditions of the Amendment and this Work Letter.
2.
Tenant Improvements. All 11055 C/D Tenant Improvements shall be performed by Landlord’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the 11055 C/D Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the 11055 C/D ATIA used by Landlord in completing the 11055 C/D Tenant Improvements) and in substantial accordance with the Approved Plans (as defined below), the Approved Budget, the Lease and this Work Letter; provided that Landlord’s contractor shall be selected through a competitive bidding process; provided, further that ultimate selection of the contractor shall be at Landlord’s sole discretion, and Landlord shall have no obligation to select the lowest bid. To the extent that the total projected cost of the 11055 C/D Tenant Improvements (as projected by Landlord and as updated pursuant to the Approved Budget, defined below) exceeds the 11055/CD TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the 11055 C/D Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the 11055 C/D Base TI Allowance (and, if properly requested by Tenant pursuant to the Lease, the 11055 C/D ATIA). All material and equipment furnished by Landlord or its contractors as the Tenant Improvements shall be new or “like new,” and the Tenant Improvements shall be performed in a first-class, workmanlike manner.
2.1.
Work Plans. Landlord shall prepare and submit to Tenant for approval schematics covering the 11055 C/D Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall be generally consistent with the test fit plan attached hereto as Schedule 1 (the “Test Fit Plan”), and shall contain sufficient information and detail to accurately describe the proposed design to Tenant. Tenant shall notify Landlord in writing within five (5) business days after receipt of the Draft Schematic Plans whether Tenant approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If Tenant reasonably objects to the Draft Schematic Plans, then Landlord shall revise the Draft Schematic Plans and cause Tenant’s objections to be remedied in the revised Draft Schematic Plans. Landlord shall then resubmit the revised Draft Schematic Plans to Tenant for approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s approval of or objection to revised Draft Schematic Plans and Landlord’s correction of the same shall be in accordance with this Section until Tenant has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Tenant without objection shall be referred to herein as the “Approved Schematic Plans.” In the event that Draft Schematic Plans are not approved by Tenant in accordance with this Section within twenty

(20) days after receipt, notwithstanding anything in the Lease or this Work Letter to the contrary, Landlord shall be entitled to a day-for-day delay for every day after such date until Draft Schematic Plans are approved by Tenant in accordance with this Section.

2.2.
Construction Plans. Landlord shall prepare final plans and specifications for the 11055 C/D Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Tenant within five (5) business days after delivery to Tenant. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If the Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3.
Changes to the 11055 C/D Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.
(a)
Change Request. Either Landlord or Tenant may request Changes after Tenant approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.
(b)
Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
3.
Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within five (5) business days following Tenant’s receipt of such request. Tenant’s failure to respond within such five (5) business day period shall be deemed approval by Tenant.
4.
11055 C/D TI Allowance.
4.1.
Application of TI Allowance. Landlord shall contribute, in the following order, the 11055 C/D Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the 11055 C/D ATIA, toward the costs and expenses incurred in connection with the performance of the 11055 C/D Tenant Improvements, in accordance with Article 4 of the Lease. If the entire 11055 C/D TI Allowance is not applied toward or reserved for the costs of the 11055 C/D Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the 11055 C/D TI Allowance. Landlord may apply the 11055 C/D Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the 11055 C/D ATIA for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

4.2.
Approval of Budget for the 11055 C/D Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the 11055 C/D TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses reasonably incurred in connection with the 11055 C/D Tenant Improvements as they become due. Tenant shall promptly reimburse Landlord for costs or expenses relating to the 11055 C/D Tenant Improvements that exceed the amount of the 11055 C/D TI Allowance.
5.
Miscellaneous.
5.1.
Incorporation of Lease Provisions. Sections 24.1 through 24.27, exclusive of Sections 24.7, 24.17, 24.18, 24.19 and 24.26, of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.
5.2.
General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-COAST 9 LP,

a Delaware limited partnership

By: Name: Title:

TENANT:

CARDIFF ONCOLOGY, INC.,

a Delaware corporation

By: Name: Title:

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-COAST 9 LP,

a Delaware limited partnership

By: /s/ Kevin Simonsen

Name: Kevin Simonsen

Title: EVP, General Counsel & Secretary

TENANT:

CARDIFF ONCOLOGY, INC.,

a Delaware corporation

By: /s/ Mark Erlander

Name: Mark Erlander

Title: CEO